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                                                                    Exhibit 4.18

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, PLEDGED, CONVEYED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT AS PROVIDED IN SECTIONS 6 AND 7 HEREOF, AND THEY MAY NOT IN ANY EVENT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.



                                 BIOFIELD CORP.
                                  SHARE OPTION

                                                      Date of Grant:____________
                                                      No. of Shares:____________


1.       GRANT OF OPTION.         Pursuant to the terms of a certain letter
dated ___________ ("Offer Letter") between Biofield Corp., a Delaware corporation (the "Company"), and __________________ ("Optionee"), the Company has granted Optionee the right ("Option") to subscribe for and purchase at an exercise price equal to $___ per share ("Purchase Price") at any time, and from time to time, during the Exercise Period (as hereinafter defined) up to an aggregate of _____ shares of the Company's common stock, par value $.001 per share ("Stock"). It is understood that this Option is not intended to constitute an incentive stock option as that term is defined in Section 422A of the Internal Revenue Code of 1986, as amended.

2. TERM OF OPTION: EXERCISE PERIOD. This Option may be exercised at the times and for the number of shares as indicated in the Offer Letter. The Option shall be exercisable until the earlier of one year after Optionee shall cease to be an employee of the Company, or _____________, at which time the Option shall expire. Notwithstanding the foregoing, as long as Optionee is an employee of the Company, the option issued pursuant hereto shall vest immediately, in accordance with the terms of the Offer Letter, prior to the sale of all or substantially all of the assets of the Company, or upon the merger, consolidation or combination of the Company with another company in which the Company is not the surviving company.

3. PROCEDURE FOR EXERCISE. The right to purchase granted under this option may be exercised by the Optionee in whole or in part, but not as to a fractional share, by surrender of this Option, properly endorsed if required, at the principal office deemed to be issued to the Optionee on the date on which this Option is surrendered and payment is made for the shares. Certificates representing the shares purchased shall be delivered to the Optionee within ten days after the rights represented by this Option have been properly exercised. Unless this option shall have expired or shall have been fully exercised, a new option in the same form as this Option representing any number of shares for which this option shall not have been exercised, shall also be delivered to the Optionee within that time.

4. SHARES TO BE FULLY PAID; RESERVATION. The Company covenants and agrees that all shares that may be issued on the exercise of the rights represented by this Option shall, on issuance, be fully paid and nonassessable and free from all taxes, liens and charges related to the issuance of the shares. The Company further covenants and agrees that during the period within which the rights represented by this Option may be exercised, the Company shall, at all times, have authored and reserved for the purpose of issuance or transfer on exercise of this Option a sufficient number of the shares subject to this Option to provide for its exercise.

5. ADJUSTMENT OF NUMBER OF OPTION SHARES. The number of shares purchasable upon the exercise of the Option shall be subject to adjustment if the Company shall (i) pay dividend in shares of stock or make a distribution in shares of Stock, (ii) subdivide (by means of stock split or otherwise)
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its outstanding shares of Stock, (iii) combine or reduce (by means of reverse stock split or otherwise) its outstanding shares of Stock, or iv) issue by reclassification of its shares of Stock. The number of shares issuable upon exercise of the Option immediately prior thereto shall be adjusted so that Optionee shall be entitled to receive the number of shares of the Company which Optionee would have owned or would have been entitled to receive after the happening of any of the events described above had the Option been exercised immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

6. REGULATORY COMPLIANCE. The issue and sale of shares of Stock pursuant to this Option shall be subject to full compliance with all then applicable requirements of law, and the Optionee further agrees that all shares issued upon exercise of this Option shall bear any legend wherein required by applicable federal or state securities laws. Optionee understands that there is not now any registration statement under the Securities Act of 1933, as amended (the "Act") in effect as to the Stock and that the Stock may not be resold unless subsequently a registration statement as to the Stock is filed and declared effective under the Act or unless an exemption from such registration is available. Optionee agrees that he will not attempt to dispose of his Stock, or any part thereof, unless and until there is an effective registration statement as to the Stock or the Company has determined that the intended disposition is not in violation of the Act or the rules and regulations of the Securities and Exchange Commission. (The Company may rely upon opinion of counsel satisfactory to counsel to the Company in making such determination). The Optionee further agrees that shares of Stock issued upon exercise of this Option shall bear a legend, including among other things, a reference to the matter set forth herein.

7. ASSIGNMENT. This Option, without the prior written consent of the Company, may not be sold, conveyed, assigned, or otherwise transferred (including, without limitation, as a result of realization on a pledge, foreclosure or an encumbrance). This Option will automatically and without further action by the Company expire upon any attempted sale, conveyance, assignment or other transfer, and such expiration shall be deemed to occur contemporaneously with any such attempted or purported sale, conveyance, assignment or transfer. Notwithstanding the foregoing, this option may be transferred to the Optionee's spouse or children by operation of law or otherwise in the event of the Optionee's death.

8. NO SHAREHOLDER RIGHTS. This option shall not entitle the Optionee to any rights as a shareholder of the Company prior to the exercise of this option.

         IN WITNESS WHEREOF, the Company has caused this option to be executed by its duly authorized officer this __ day of _________________.

                                                    BIOFIELD CORP.


                                                    By:________________________


                                                    ___________________________
                                                    Optionee:





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